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                                                                   EXHIBIT 10.23

HARSPER CO. LTD.
1598-3, Seocho-dong,
Seocho-ku, Seoul Korea
TEL: : 82-2-525-7050
FAX:  82-2-521-6959
http://www.harsper.co.kr

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                          MASTER DISTRIBUTION AGREEMENT

                  WHEREAS iBiz Technology Corp (a Florida, US Corporation) herein after referred to as "iBiz", whose principle place of business is 1919 Lone Cactus Drive, Phoenix, AZ 85027, and Harsper Co., LTD., herein after referred to as "Harsper", whose principle place of business is 1598-3, Renaissance #608, Seocho-Dong, Seocho-Ku, Seoul, Korea, have entered into an exclusive United States distribution agreement for Harsper products and services subject to the following terms, conditions, exclusions and grants.

                  NOW THEREFORE, for good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

                  1. PURCHASE AND SALE OF PRODUCTS. Harsper Co., Ltd hereby grants EXCLUSIVE United States "distribution rights" for all Harsper products and services (except as specifically identified in Attachment "A" hereto), generally available upon execution of this agreement, and that may become available during the term of this agreement or any extension thereof. For the purposes of this agreement EXCLUSIVE United States distribution rights" shall mean iBiz Technology Corp is the solely authorized channel for the distribution of Harsper products and services within the United States. Harsper agrees to refer all U.S. inquiries to iBiz for fulfillment and further agrees to promote, communicate, and support through official company announcements the existence of the relationship crafted herein.

                  iBiz Technology Corp hereby agrees to distribute, under the terms of this agreement, Harsper Co., products and services, and shall become their solely authorized agent for the sale, service, and marketing of said products. iBiz Technology Corp. agrees to use all commercially feasible efforts to market, promote, and support through official company announcements, direct actions of it's sales/service staff and management, Harsper products and services.
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                  iBiz Technology Corp. agrees to maintain the Harsper logo on models HL-1330G/HL-1510G. iBiz Technology Corp may enter into branding arrangements on other Harsper models upon the expressly granted authorization of Harsper consistent with the terms of this agreement.

                  2. TERMS OF AGREEMENT. This Agreement shall become effective as of the execution date first set forth ("Effective Date") and shall continue in effect for a period of by September 31, 2000. This Agreement will renew annually on the effective date of the agreement unless terminated by either party prior to the effective renewal date. This agreement may be terminated following the initial agreement period subject to mutual acceptance of the parties and upon written request made in writing 30 days prior to the intended date of termination.

                  3. HOLD HARMLESS AND INDEMNIFY, Harsper hereby agrees to indemnify and save harmless iBiz from and against all claims, liability, loss, damage or expense, including attorney's fees from a third party resulting from claims based on the gross negligence of Harsper, it's employees, and/or agents.

                  iBiz Technology Corp hereby agrees to indemnify and save harmless Harsper from and against all claims, liability, loss, damage or expense, including attorney's fees from a third party resulting from claims based on the gross negligence of iBiZ, it's employees, and/or agents.

                  Harsper shall defend or settle, at it's own expense, any cause of action or proceeding brought against iBiz Technology Corp. which is based on a claim that the Product infringes any United States patent, copyright or other proprietary right, and shall indemnify and hold iBiz harmless against any final judgment that may be awarded by a Court of competent jurisdiction against iBiz as a result of the foregoing, including any award of attorneys' fees; provided however, that iBiz shall give Harsper prompt notice of such cause of action or proceeding and shall provide Harsper with all reasonable cooperation and information in iBiz Technology Corp's possession.

                  In the event of a claim that the Products infringe any United States patent, copyright, or other proprietary right or if Harsper reasonably believes that a likelihood of such claim exists, Harsper may, in its sole discretion, procure for iBiz Technology Corp. the right to continue using, marketing, and or distributing the Products, modify the Products to make it non-infringing, or replace the Products with non-infringing computer hardware of similar capabilities.

                  Harsper shall have no liability to iBiz for infringement pursuant to this, paragraph if such claim of infringement is based solely on:
(1) combination of the Products with other computer hardware or devices not approved by Harsper; (2) modifications made to the Products by someone other than Harsper; or (3) modifications made to the Products by iBIZ to meet purchasers' requirements
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                                         HARSPER CO., LTD.
                                         1598-3, Renaissance, #608, Seocho-Dong,
                                         Seocho-Ku, Seoul, Korea


         Date:  ____________________     By: ____________________


                                             IBIZ TECHNOLOGY CORP.
                                             1919 Lone Cactus Drive, Phoenix.,
                                             AZ 85027, USA


         Date:  ____________________     By: ____________________
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HARSPER CO. LTD.
1598-3, Seocho-dong,
Seocho-ku, Seoul Korea
TEL: : 82-2-525-7050
FAX:  82-2-521-6959
http://www.harsper.co.kr

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                                 ATTACHMENT "A"

                  EXCLUSIVE DISTRIBUTION PRODUCT DETAIL

                  1. EXCLUSIVE MODELS: All models (except TV function monitor) HL-1210A, HL-1400A, HL-1410A, HL-1500A, HL-1510A, HL-1520R, HL-1530A,
HL-1810D(new 18.1"), HL-1330G(13.3" new model / using metal frame and glass), HL-1510G(15.1" new model / using metal frame and glass), ALL NEW MODELS in the future HL-1330G / HL-1510G (new model / using metal frame and glass).

                  This monitor comes in 3 different configurations.

A. PC monitor function with speaker B. PC monitor function with speaker + Composite input function.

B. PC Monitor function with speaker + Composite function

C. PC monitor function with speaker + Composite input function + TV function (Base/Foot is a little bit different design)

                  2.       EXCLUDED PRODUCTS

                  The following products are excluded from this exclusive distribution agreement based on a reseller agreement between Harsper and GATT or other company. This agreement is for the current production model as of the execution of this agreement. GATT or other company will continue to distribute in the U.S. on a non-exclusive basis the current versions of the models listed below.

                  HL-1510G/HL-1330G (PC monitor function with speaker + Composite input function + TV function (current version)